Exhibit 99.1

Zion Oil & Gas Extends the Stock Unit Option Program

Dallas, Texas and Caesarea, Israel – December 28, 2015 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) (“Zion”) today announced that under our Dividend Reinvestment and Common Stock Purchase Plan (“DSPP” or the “Plan”), we are extending the Unit Option under the unit program. Our Unit Option is being extended from the current termination date of December 31, 2015 to a termination date of March 31, 2016.

We are extending our Unit Option to purchase Units of our securities where each Unit (priced at $4.00) is comprised of one share of Common Stock and three Common Stock purchase warrants. Each warrant affords participants the opportunity to purchase one share of our Common Stock at a warrant exercise price of $1.00. Each of the three warrants per Unit will have a different expiration date.

We have filed an application with NASDAQ to list the three warrants on the NASDAQ Global Market under the symbols “ZNWAB,” “ZNWAC,” and “ZNWAD;” however, no assurance can be provided that the warrants will be approved for listing on the NASDAQ Global Market.

The warrants will first become exercisable and tradable on May 2, 2016 (the first trading day after the 31st day following the Unit Option Termination Date) and continue to be exercisable through May 2, 2017 for ZNWAB (1 year), May 2, 2018 for ZNWAC (2 years) and May 2, 2019 for ZNWAD (3 years), respectively, at a per share exercise price of $1.00. The Unit is priced at $4.00 per Unit and no change will be made to the warrant exercise price of $1.00 per share.

Accordingly, all references in the Original Prospectus Supplement and Amendments Nos. 1, 3, 4 and 5, concerning the Unit Option, are replaced with the Unit Option as described above. Except for the substitution of the extended Unit Option above, all other features, conditions and terms of the Plan remain unchanged.

Zion currently holds one active petroleum exploration license onshore Israel, the Megiddo-Jezreel License (“MJL”), comprising approximately 99,000 acres, a large area south of the Sea of Galilee that includes the Jezreel and Megiddo valleys. We continue our exploration focus on this license area as the area appears to possess the key geologic ingredients of an active petroleum system. The Company has selected the specific drill pad location from which to drill our next exploration well, which it plans to spud within the next few months.

Contact:

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Brittany Martin

Telephone: 214-221-4610

Email: invest@zionoil.com

www.zionoil.com